UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):      April 17, 2007
ALLIS-CHALMERS ENERGY INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-02199 (Commission File Number)	39-0126090 (I.R.S. Employer Identification No.)

5075 Westheimer Suite 890 Houston, Texas (Address of principal executive offices)	77056 (Zip Code)
Registrant’s telephone number, including area code: (713) 369-0550
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
          On April 19, 2007, Allis-Chalmers Energy Inc. (the “Company”) issued a press release announcing that James M. Hennessy was appointed as a member of the Company’s Board of Directors, effective April 17, 2007. Mr. Hennessy was appointed to fill the vacancy left by Jeffrey R. Freedman’s resignation from the Board to become Vice President—Investor Relations of the Company. Mr. Hennessy will join the Board of Directors as an independent director as defined by the independence rules of the New York Stock Exchange. There is no arrangement or understanding between Mr. Hennessy and any other persons pursuant to which he was selected as a director. There are no relationships between Mr. Hennessy and the Company or its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K.
          Mr. Hennessy served as President and Chief Executive Officer of ING Funds, a United States mutual fund business of ING Group, from 2001 through 2006. While with ING Funds, Mr. Hennessy oversaw approximately 216 mutual funds with an aggregate of approximately $92 billion in assets under management. From 2003 through 2007, Mr. Hennessy also served on the board of governors of the Investment Company Institute, which is the national trade association for the mutual fund industry, representing most of the industry’s assets. Mr. Hennessy is currently on the board of directors of Natural Lighting Company and is a member of the advisory board of the law, science and technology LLM program of Arizona State University Law School. In addition, Mr. Hennessy has a law degree from New York University.
          A copy of the press release announcing Mr. Freedman’s resignation and the appointment of Mr. Hennessy is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 9.01.      Financial Statements and Exhibits.
(d) Exhibits

Exhibit
Number	Description
99.1	Press Release, dated April 19, 2007.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIS-CHALMERS ENERGY INC.
Date: April 19, 2007	By:	/s/ Theodore F. Pound III
		Name:	Theodore F. Pound III
		Title:	General Counsel and Secretary

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press Release, dated April 19, 2007.